Exhibit 10(r)(ii)

CBS BONUS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PART B – AMENDMENT AND RESTATEMENT AS OF JANUARY 1, 2009

1.                                      Purpose.  The purpose of this Supplemental Executive Retirement Plan (“the Plan”) (formerly the CBS Supplemental Executive Retirement Plan, SERP #1) is to provide to certain key employees of CBS Corporation (“CBS”) a benefit supplemental to those retirement or termination benefits which they are entitled to receive under the CBS Pension Plan Document component of the CBS Combined Pension Plan (the “CBS Pension Plan”) or the Cash Balance Plan Document component of the CBS Combined Pension Plan (the “CBS Cash Balance Plan”) and to benefit CBS by making it more attractive to such employees to remain with CBS and by deterring such employees from engaging, after termination of employment, in activities competitive to those of CBS.  The Plan was previously amended and restated effective April 1, 1999.

2.                                      2009 Amendment and Restatement and Grandfathered Status of Benefits Accrued Prior to January 1, 2005.  The Plan is hereby again amended and restated effective as of January 1, 2009 by the adoption of Part B of the Plan, as set forth herein.  Part A of the Plan, consisting of the original Plan and the amendments made prior to October 3, 2004, applies to a Participant’s benefit or any portion thereof that is considered to have been Deferred under the Plan prior to January 1, 2005 (the “Section 409A Grandfathered Benefit”), in accordance with the terms of those documents in effect from time to time on and before October 3, 2004.  The Section 409A Grandfathered Benefit shall continue to be governed by the law applicable to nonqualified deferred compensation prior to the codification of Code Section 409A.  The provisions of this Part B shall apply to any portion of a Participant’s benefit that is considered to have been Deferred on or after January 1, 2005.  This Part B of the Plan is intended to meet all of the requirements of Code Section 409A, so that Participants will be eligible to defer the receipt of, and the liability for the federal income tax with respect to, certain items of compensation from one year to a later year in accordance with the provisions of applicable law and the provisions of the Plan.  With respect to the period commencing January 1, 2005 and ending December 31, 2008 and with respect to the portion of a Participant’s benefit that is considered to have been Deferred during the 2005, 2006, 2007 or 2008 calendar year, the Plan was administered in accordance with a reasonable, good faith interpretation of Code Section 409A, Treasury Regulations, Notices and other guidance issued thereunder, and such interpretation shall govern the rights of a Participant with respect to that period of time.

3.                                      Definitions. Unless the context clearly indicates otherwise, the following terms when used in this Plan with initial capital letters shall have the following meanings:

A.            The term “Actuarial Equivalent” or “Actuarially Equivalent” means, with respect to a Plan Benefit, or any portion thereof, an amount of equivalent value determined on such actuarial basis as the Committee, in its sole discretion, shall determine is reasonable and appropriate and which shall be applied by the Committee in a uniform and consistent manner.

B.            The term “Aggregate Benefit” has the meaning provided in Section 6.D.

C.            The term “Beneficiary” means the beneficiary designated under this Plan to receive benefits upon the death of the Participant.  A Participant’s Beneficiary will be determined pursuant to the terms of the Qualified Plan in which he participates, as in effect on his Benefit Commencement Date under this Plan.

D.           “Benefit Commencement Date” means, except as provided below, the first day of the month immediately following the later of (i) the Participant’s Separation from Service, and (ii) the Participant’s attainment of age 55.  In the event a Participant makes a Subsequent Payment Election, the Benefit Commencement Date shall be the first day of the month coinciding with or next following the date upon which the Participant has elected to have payment of his Post-2004 Plan Benefit commence.

E.            The term “CBS” has the meaning provided in Section 1.

F.            The term “CBS Cash Balance Plan” means the CBS Cash Balance Plan Document component of the CBS Combined Pension Plan, as in effect on January 1, 2005 and as it may be amended from time to time thereafter.

G.            The term “CBS Pension Plan” means the CBS Pension Plan Document component of the CBS Combined Pension Plan, as in effect on January 1, 2005 and as it may be amended from time to time thereafter.

H.           The term “Code” means the Internal Revenue Code of 1986, as amended.

I.             The term “Committee” means the CBS Retirement Committee or any successor thereto.

J.             The term “Continuous Employment Period” has the meaning provided in the CBS Pension Plan.

K.           The term “Deferred” means that an amount is considered to be deferred within the meaning of Treasury Regulations Sections 1.409A-6(a)(2) and 1.409A-6(a)(3).

L.            The term “Eligibility Service” means (i) for an individual who participates in the CBS Pension Plan, his Continuous Employment Period, and (ii) for an individual who participates in the Cash Balance Plan, the definition of “years of service” in the Cash Balance Plan.

M.          The term “Employee” means an employee of the Employer.

N.           The term “Employer” means CBS and its subsidiaries and affiliates.

O.           The term “Joint and Survivor Annuity” means one of the Optional Forms described in Section 6.B.(4) through Section 6.B.(6).

P.            The term “Life Annuity” means the Optional Form described in Section 6.B.(1).

Q.           The term “Optional Forms” has the meaning provided in Section 6.B.

R.            The term “Other Death Benefit” has the meaning provided in Section 6.F.

S.            The term “Participant” has the meaning provided in Section 4.

T.            The term “Plan” means the CBS Bonus Supplemental Executive Retirement Plan, as in effect from time to time.  Part A of the Plan, which is attached hereto and made a part hereof, shall apply to any portion of a Participant’s Plan Benefit that was Deferred prior to January 1, 2005.  Part B of the Plan is set forth herein and shall apply to any portion of a Participant’s Plan Benefit that is Deferred on or after January 1, 2005.  Certain provisions of this Part B apply as of certain earlier effective dates as specified herein.

U.           The term “Plan Benefit” has the meaning provided in Section 5.

V.            The term “Points” has the meaning provided in the CBS Cash Balance Plan.

W.          The term “Post-2004 Plan Benefit” means any portion of a Participant’s Plan Benefit that was Deferred after December 31, 2004.

X.           The term “Qualified Plan” means the CBS Pension Plan or CBS Cash Balance Plan, as applicable.

Y.            The term “Recipient” has the meaning provided in Section 17.

Z.            The term “Section 409A Grandfathered Benefit” has the meaning provided in Section 2.

AA.        The term “Separation from Service” means the condition that exists when an Employee who is a Participant in the Plan and the Employer reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services that the Employee will perform after such date (whether as an Employee or an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Employee has been providing services to the Employer for less than 36 months).  For purposes of this Section 1.AA, for periods during which an Employee is on a paid bona fide leave of absence and has not otherwise experienced a Separation from Service, the Employee is treated as providing bona fide services at the level equal to the level of services that the Employee would have been required to perform to receive the compensation paid with respect to such leave of absence.  Periods during which an Employee is on an unpaid bona fide leave of absence and has not otherwise experienced a Separation from Service are disregarded for purposes of this Section 1.AA (including for purposes of determining the applicable 36-month (or shorter) period).  For purposes of this Section 1.AA, the Employer shall be considered to include all members of the controlled group of corporations which includes the Company;

provided, however, that in applying Code Section 414(b), the phrase “at least 50 percent” shall be substituted for “at least 80 percent”; and in applying Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent.”  Separation from Service shall be determined on the basis of the modifications described in Treasury Regulation Section 1.409A-1(h)(3) (or any successor regulation) as defined in Code Section 409A and the regulations or other guidance issued thereunder.

BB.         The term “Subsequent Payment Election” has the meaning provided in Section 6.B.

CC.         The term “Transition Election” means a Participant’s election made on or before December 31, 2008 in accordance with IRS Notice 2007-86 and other applicable guidance under Code Section 409A to designate the time at which the Participant’s Plan Benefit will commence.

4.                                     Eligibility.  The persons eligible to participate in the Plan (“Participants”) are those Employees of CBS and its subsidiaries who are Participants in the CBS Pension Plan or the CBS Cash Balance Plan and whose participation in the Plan has been expressly approved by the Committee, a predecessor committee, or the Board of Directors of CBS.

Effective April 1, 1999:

A.           No Employee who becomes a participant under the CBS Cash Balance Plan shall accrue any additional benefit under the Plan on or after the effective date of such participation;

B.            No Employee who is hired or rehired after March 31, 1999 shall be eligible to participate in the Plan; and

C.            No individual other than an individual who was a Participant on March 31, 1999, and who (i) was age 55 or older on March 31, 1999, or (ii) had 70 or more Points on March 31, 1999, shall be eligible to accrue any additional benefits under the Plan after March 31, 1999.

5.                                     Computation of Benefit.

A.           The retirement or termination benefit payable to a Participant under the Plan (the “Plan Benefit”) shall be equal to the accrual percentage otherwise provided in Section 3.02(b) of the CBS Pension Plan (or any successor provision), which, as of January 1, 2009 is 1.7 percent, multiplied by the Eligible Amount, as defined in Subsection  B of this Section  5, and multiplied by the number of years of the Participant’s Continuous Employment Period, up to a maximum of 35 years.

B.            The Eligible Amount shall be:

(1)           in the case of a Participant who has been designated by the CBS Board of Directors, 100 percent of such Participant’s cash awards under an annual CBS plan for additional compensation (currently the CBS Short Term Incentive Plan), and

(2)           in the case of all other Participants, 50 percent of such Participant’s cash awards under such an additional compensation plan.

C.            In the case of any Plan Benefit payable to a Participant whose Benefit Commencement Date is prior to age 65, and after completion of 10 years of Eligibility Service, any amount payable will be reduced by 4% for each year that the Participant’s Benefit Commencement Date precedes his attainment of age 62.  In the case of any Plan Benefit payable to a Participant whose Benefit Commencement Date is prior to age 65 and prior to completion of 10 years of Eligibility Service, any amount payable will be reduced on the basis of Actuarially Equivalent factors for each year that the Participant’s Benefit Commencement Date precedes his attainment of age 65.

D.           For purposes of clarity, a Participant’s Section 409A Grandfathered Benefit shall be paid to the Participant at the same time and in the same form as the Participant’s benefit under the Qualified Plan is paid. The Participant’s Post-2004 Plan Benefit will be calculated as follows:

(i)           If the Participant’s Post-2004 Plan Benefit is payable at the same time as the benefits described in the first sentence of this Section 5.D., the Participant’s total Plan Benefit shall be determined as provided in Section 5.A. through Section 5.C. above.  The Participant’s Post-2004 Plan Benefit shall be equal to the Participant’s total Plan Benefit, less the Participant’s Section 409A Grandfathered Benefit (but not less than zero).

(ii)          If the Participant’s Post-2004 Plan Benefit is not paid at the same time as the benefits described in the first sentence of this Section 5.D, the amount payable to the Participant as his Post-2004 Plan Benefit pursuant to this Part B of the Plan shall be equal to the Participant’s total Plan Benefit determined as provided in Section 5.A through Section 5.C above, less the Participant’s Section 409A Grandfathered Benefit (but not less than zero), subject to the following additional criteria.  Both the Participant’s total Plan Benefit and Section 409A Grandfathered Benefit shall be determined as of the Benefit Commencement Date of the Participant’s Post-2004 Plan Benefit, regardless of the actual commencement date of the Participant’s said benefits.

6.                                     Payment of Plan Benefit.

A.           Time of Payment.

(1)           General.  Subject to Subsections B and E of this Section 6, and except as provided in a Participant’s Transition Election, the Post-2004 Plan Benefit payable to a Participant shall commence as of the Participant’s Benefit Commencement Date, provided that the first payment may be made up to 90 days after the later of (a) the Participant’s 55th birthday, and (b) the Participant’s Separation from Service.  If the first payment is made after the Participant’s Benefit Commencement Date, such first payment shall include any monthly payments that were due prior to such first payment. Except as provided in Subsection B or a Participant’s Transition Election, a Participant shall not have the right to designate the tax year in which such Post-2004 Plan Benefits are payable.

(2)           Special Rule for Separations Prior to January 1, 2009.  Subject to Subsections B and E of this Section 6, and except as provided in a Participant’s Transition Election, if a Participant who experienced a Separation from Service prior to January 1, 2009, has not reached age 55 prior to January 1, 2009 and has not commenced the payment of his Plan Benefit prior to January 1, 2009, the Benefit Commencement Date of his Post-2004 Plan Benefit shall be his 55th birthday and the first payment shall be made within 90 days of his Benefit Commencement Date. Subject to Subsections B and E of this Section 6, and except as provided in a Participant’s Transition Election, if a Participant who experienced a Separation from Service prior to January 1, 2009, has not commenced the payment of his Plan Benefit prior to January 1, 2009, but has reached age 55 prior to January 1, 2009, the Benefit Commencement Date of the Post-2004 Plan Benefit payable to such Participant shall be July 1, 2010 and the first payment shall be made within 90 days of his Benefit Commencement Date. If the first payment under this Section 6.A(2) is made after the Participant’s Benefit Commencement Date, such first payment shall include any monthly payments that were due prior to such first payment.

B.           Subsequent Payment Election.  A Participant may elect, on a written form (a “Subsequent Payment Election”) acceptable to the Committee, to change the time that Post-2004 Plan Benefit payments are to commence pursuant to Subsection A of this Section 6, provided that any such election shall comply with the requirements of Treasury Regulations section 1.409A-2(b).  Any Subsequent Payment Election that satisfies the preceding requirements shall be irrevocable when made but may be superseded by one (but not more than one) Subsequent Payment Election that satisfies the requirements set forth above.

C.           Form of Payment.  The normal form of Post-2004 Plan Benefit payable to a Participant on his Benefit Commencement Date will be a Life Annuity (as described below).  In lieu of receiving the Post-2004 Plan Benefit in the normal form, at any time prior to his Benefit Commencement Date, a Participant may elect, on a written form acceptable to the Committee, to receive his or her Post-2004 Plan Benefit in any one of the following forms (the “Optional Forms”), each of which are Actuarially Equivalent to the Life Annuity:

(1)                                  Life Annuity – a monthly benefit is paid to the Participant during his or her lifetime with no payment made after the Participant’s death.

(2)                                  10-Year Certain Annuity Option – a reduced monthly benefit is paid to the Participant during his or her lifetime.  If the Participant dies within the first 10 years of payment, the reduced benefit will continue to the Participant’s Beneficiary for the remainder of the 10-year term.

(3)                                  15-Year Certain Annuity Option - a reduced monthly benefit is paid to the Participant during his or her lifetime.  If the Participant dies within the first 15 years of payment, the reduced benefit will continue to the Participant’s Beneficiary for the remainder of the 15-year term.

(4)                                  Joint and 50% Survivor Annuity Option – a reduced monthly benefit is paid to the Participant during his or her lifetime.  Following the Participant’s death, a joint annuitant selected by the Participant will receive monthly benefits equal to 50% of the monthly benefit that was payable to the Participant for the remainder of the joint annuitant’s lifetime.

(5)                                  Joint and 75% Survivor Annuity Option – a reduced monthly benefit is paid to the Participant during his or her lifetime.  Following the Participant’s death, a joint annuitant selected by the Participant will receive monthly benefits equal to 75% of the monthly benefit that was payable to the Participant for the remainder of the joint annuitant’s lifetime.

(6)                                  Joint and 100% Survivor Annuity Option – a reduced monthly benefit is paid to the Participant during his or her lifetime.  Following the Participant’s death, a joint annuitant selected by the Participant will receive monthly benefits equal to 100% of the monthly benefit that was payable to the Participant for the remainder of the joint annuitant’s lifetime.

If a Participant elects an Optional Form that provides for payments to a joint annuitant or Beneficiary, such joint annuitant or Beneficiary shall be designated at the time the Participant elects such Optional Form.

D.           Small Payment Cash-Out.  Notwithstanding any provision of the Plan to the contrary but subject to Section 6.E, if on a Participant’s Benefit Commencement Date, the lump sum present value of the Participant’s Post-2004 Plan Benefit and the Participant’s Post-2004 benefits under any other plans with respect to which deferrals of compensation are treated as having been Deferred under a single nonqualified deferred compensation plan with the Plan under Treasury Regulation Section 1.409A-1(c)(2) (the “Aggregate Benefit”) is less than $10,000, the Participant’s entire Aggregate Benefit will be paid in such lump sum on the date the Participant’s Post-2004 Plan Benefit was otherwise scheduled to commence.

E.            Delayed Payments for Specified Employees.  Notwithstanding any provision of this Plan to the contrary, if a Participant is a “specified employee,” determined pursuant to procedures adopted by CBS in compliance with Code Section  409A, on the date the Participant incurs a Separation from Service and if any portion of the payments or benefits to be received by the Participant upon Separation from Service would constitute a “deferral of compensation” subject to Code

Section 409A, then to the extent necessary to comply with Code Section 409A, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following the Participant’s Separation from Service will instead be paid on the earlier of (i) the first business day of the seventh calendar month after the date of the Participant’s Separation from Service, or (ii) the Participant’s death.  Any benefit payments delayed because of the preceding sentence shall be paid in a lump sum on the date described in the preceding sentence.  Any benefit payments that are scheduled to be paid more than six months after such Participant’s Separation from Service shall not be delayed and shall be paid in accordance with the schedule prescribed by Subsections A and B of this Section 6.

F.            Death On or After Benefit Commencement Date.

(1)          Benefits Under Optional Form of Payment.  In the event a Participant dies on or after his Benefit Commencement Date, Post-2004 Plan Benefits shall continue to a joint annuitant or Beneficiary only if provided pursuant to the Optional Form under which the Participant was receiving benefit payments in accordance with this Section 6; provided, however, that if the Participant’s Beneficiary is a trust, the present value of any Post-2004 Plan Benefits required to be paid to the Beneficiary following the Participant’s death pursuant to the Optional Form under which the Participant was receiving benefit payments in accordance with this Section 6 shall be paid to the trust in a single lump sum payment within 90 days after the Participant’s date of death.

(2)          Other Death Benefits.  The following death benefit shall apply to CBS Cash Balance Plan Participants:

(A)                              If the Participant has elected to receive payment of his Post-2004 Plan Benefits in the form of a Life Annuity and he dies on or after his Benefit Commencement Date but before total payments have been made to the Participant that equal the product of (i) 60 multiplied by (ii) the Participant’s monthly benefit, the balance of said total payments will be payable in a single lump sum payment within 90 days after the Participant’s date of death.

(B)                                If the Participant has elected to receive payment of his Post-2004 Plan Benefits in the form of a Joint and Survivor Annuity and both he and his joint annuitant die on or after the Benefit Commencement Date but before total payments have been made to the Participant and/or his joint annuitant that equal the product of (i) 60 multiplied by (ii) the monthly benefit the Participant would have received if he had elected to receive his Post-2004 Plan Benefit in the form of a Life Annuity, the balance of said total payments will be payable to the Participant’s Beneficiary in a single lump sum payment within 90 days after the later of the Participant’s or his joint annuitant’s date of death.

7.                                     Forfeiture of Plan Benefit.

If any Participant, at any time during the period following his Separation from Service, engages in the operation or management of a business, whether as owner, partner, officer, employee, or otherwise, having a net worth in excess of $5,000,000, which at such time is in competition with CBS or any of its subsidiaries, any and all amounts which otherwise thereafter would be due the Participant under the Plan shall be forfeited.

The determination as to whether a Participant is engaged in the operation or management of business having a net worth in excess of $5,000,000 and which is in competition with CBS or any of its subsidiaries shall be made by the Committee in its absolute discretion, and the decision of the Committee with respect thereto, including its determination of the time at which the participation in such competitive business commenced, shall be conclusive.  In determining whether or not to give its consent under this Section 7, the Committee shall give consideration to the circumstances under which the employment of the Participant terminated and, if such termination resulted primarily from circumstances not within the control of the Participant, the Committee shall grant such consent unless the Committee shall find that there are compelling reasons for not doing so.

No Participant shall be required to repay any Plan Benefits paid to him prior to the date on which the Participant shall have received written notice that the Committee shall have determined that the Participant has engaged in the operation or management of a business having a net worth in excess of $5,000,000 and which is in competition with CBS or any of its subsidiaries.

8.                                     Nonforfeiture of Benefit.  The amount of the benefit accrued under the Plan by any Participant immediately before any (i) withdrawal of approval as a Participant by the Committee which was previously granted under Section 4 hereof, (ii) withdrawal of entitlement to 100 percent of a Participant’s cash awards under an annual CBS plan for additional compensation granted under Section 5.B(1) hereof or (iii) termination or amendment pursuant to Section 11 hereof, shall not be reduced by reason of any such event.

9.                                     Nonassignability of Benefits.  Except as otherwise required by law, neither any benefit payable hereunder nor the right to receive any future benefit under this Plan may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits under this Plan becomes bankrupt, the interest under this Plan of the person affected may be terminated by the Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.

10.                               Funding.  The Plan shall be maintained as an unfunded plan which is not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code.  Establishment of the Plan will not create, in favor of any Participant, any right or lien in or against any of the assets of CBS.  Payments under the Plan shall be made in cash from the general funds of CBS and no special or separate fund shall be established and no segregation of assets shall be made to assure the payment of benefits hereunder.  Nothing in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between CBS and any Participant or any other person, and CBS’s promise to make payments hereunder shall at all times remain unfunded as to any Participant.

11.                               Termination; Amendment.  CBS may, at any time, by resolution of its Board of Directors, terminate or amend the Plan in such respects as it shall deem advisable, provided, however, that except to the extent required to comply with any changes in applicable law (including Code Section 409A), Part A of this Plan may not be suspended, amended, otherwise modified, or terminated without the consent of each affected Participant who had attained age 55 at the “Effective Time,” as such term is defined under the Agreement and Plan of Merger among Westinghouse Electric Corporation, Group W Acquisition Corp. and CBS Inc.  Notwithstanding anything in the Plan to the contrary, in the event of a termination of the Plan, the Committee, in its sole and absolute discretion, shall have the right to change the time and form of distribution of Participants’ Post-2004 Plan Benefits, including requiring that the Actuarial Equivalent of Post-2004 Plan Benefits be immediately distributed in the form of a lump sum payment; provided, however, that no such change in the time or form of payment shall cause the Plan to fail to comply with Section 6.E above with respect to specified employees, or to fail to comply with the requirements of Code Section 409A.

12.                               Operation and Administration.  The Plan shall be administered by the Committee.  The Committee shall have the authority, in its absolute discretion, to exclude from the coverage of the Plan employees who would otherwise be eligible to be Participants, and to include in the coverage of the Plan employees who would not otherwise be eligible to be Participants.  The Committee’s decision in all matters involving the interpretation and application of the Plan shall be final and binding.  The Committee shall establish such procedures and requirements as it shall deem necessary and appropriate to administer the Plan.

13.                               Applicable Law.  All questions pertaining to the construction, validity, and effect of this Plan shall be determined in accordance with the laws of the State of New York, to the extent not pre-empted by Federal law.

14.                               Limitation of Rights.  This Plan is a voluntary undertaking on the part of CBS.  Neither the establishment of the Plan nor the payment of any benefits hereunder, nor any action of CBS, the Committee, or its designee shall be held or construed to be a contract of employment between CBS and any Participant, or to confer upon any person any legal right to be continued in the employ of CBS.  CBS expressly reserves the right to discharge, discipline, or otherwise terminate the employment of any Participant at any time.  Participation in this Plan gives no right or claim to any benefits beyond those which are expressly provided herein and all rights and claims hereunder are limited as set forth in this Plan.

15.                               Severability.  In the event any provision of this Plan shall be held illegal or invalid, or would serve to invalidate the Plan, that provision shall be deemed to be null and void, and the Plan shall be construed as if it did not contain that provision.

16.                               Headings, Gender and Number.  The headings to the Articles and Sections of this Plan are inserted for reference only, and are not to be taken as limiting or extending the provisions hereof.  Unless the context clearly indicates to the contrary, in interpreting this Plan, the masculine shall include the feminine, and the singular shall include the plural.

17.                               Incapacity.  If the Committee or its designee shall determine that a Participant, terminated Participant, or any other person entitled to a benefit under this Plan (the “Recipient”) is unable to care for his affairs because of illness, accident, or mental or physical incapacity, or because the Recipient is a minor, the Committee or its designee may direct that any benefit payment due the Recipient be paid to his duly appointed legal representative; or if no such representative is appointed, to the Recipient’s spouse, child, parent, or other blood relative, or to a person with whom the Recipient resides or who has incurred expense on behalf of the Recipient. Any such payment so made shall be made at the same time and in the same form as such payment would otherwise be made to the Recipient and shall be a complete discharge of the liabilities of the Plan with respect to the Recipient.

18.                               Binding Effect and Release.  All persons accepting benefits under this Plan shall be deemed to have consented to the terms of this Plan. Any final payment or distribution to any person entitled to benefits under the Plan shall be in full satisfaction of all claims against the Plan, the Committee or its designee and CBS arising by virtue of this Plan.

19.                               Code Section 409A.  To the extent applicable, it is intended that this Plan comply with the provisions of Code Section 409A.  References to Code Section 409A shall include any proposed, temporary or final regulation, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.  This Plan shall be administered and interpreted in a manner consistent with this intent.  If any provision of this Plan is susceptible of two interpretations, one of which results in the compliance of the Plan with Code Section 409A and the applicable Treasury Regulations, and one of which does not, then the provision shall be given the interpretation that results in compliance with Code Section 409A and the applicable Treasury Regulations.  Notwithstanding the foregoing or any other provision of this Plan to the contrary, neither CBS nor any of its subsidiaries or affiliates shall be deemed to guarantee any particular tax result for any Participant, spouse, or beneficiary with respect to any payments provided hereunder.